Exhibit 99.1

O-I Reports Fourth Quarter and Full Year Results: Strong Fourth Quarter and Full Year Cash Flow Enable Continued Debt Reduction.

Toledo, Ohio, February 1, 2006 — Owens-Illinois, Inc. (NYSE:OI) today reported its fourth quarter and full year 2005 financial results.

“We are delighted with our ability to generate significant cash flow and reduce debt in the fourth quarter and full year.  However, continued inflationary pressures have negatively impacted our underlying earnings.  In addition, earnings were impacted by our decision to temporarily idle production in certain areas to balance fourth quarter supply with demand, consistent with the Company’s plan to operate with lower inventories going forward.  Furthermore, we recorded three large non-cash charges during the quarter related to our Critical Accounting Estimates.  That said, the excellent cash result is testimony that we are making strides in our culture shift to focus on cash performance,” said Steve McCracken, O-I Chairman and Chief Executive Officer.

—   Fourth quarter results included:

—   Net loss of $5.86 per share vs. $0.11 net income per share (diluted)in 2004

—   Net loss from continuing operations of $5.86 per share vs. a net loss of $0.25 per share in 2004

—   Earnings from continuing operations, exclusive of the unusual items listed in Note (1), were $0.03 per share vs. $0.24 per share in 2004

	4th Quarter 2005		4th Quarter 2004
	$ Millions	EPS	$ Millions	EPS

Net earnings (loss)	$(881.9)	$(5.86)	$21.7	$0.11

Loss from continuing operations	(881.9)	(5.86)	(32.7)	(0.25)

Earnings from continuing oper. exclusive of items listed in Note (1)	10.5	0.03	42.1	0.24

—   Non-cash charges totaling $935.6 million were recorded in the fourth quarter of 2005 to reflect: 1) a $135.0 million ($86.0 million after tax) increase to the asbestos reserve, 2) a $494.0 million goodwill impairment in the Company’s Asia Pacific Glass business unit and 3) a $306.6 million valuation allowance against U.S. deferred tax assets.

—   Free cash flow from continuing operations (cash provided by continuing operating activities minus additions to PP&E) was $146.2 million in the fourth quarter of 2005, an increase of $151.8 million from the fourth quarter of 2004. Free cash flow from continuing operations for the full year 2005 was $99.7 million versus $108.0 million for the full year 2004.

—   Management working capital (accounts receivable, plus inventory, plus repair parts, less trade accounts payable), at December 31,

2005 was 18.0% of net sales, the lowest since the 1998 high of 27.0%.

—   Full year 2005 capital spending of $404.1 million was 84.2% of depreciation — both the total capital spending and the percentage of depreciation were the Company’s lowest since 1998.

—   Asbestos cash payments for the full year 2005 were $171.1 million, the lowest level since 1999.  New filings for the year were 40% lower than the full year 2004.

—   Net debt was reduced by $248.2 million in 2005 to the lowest level since 1998.

	$ Millions
	12/31/05		12/31/04

Consolidated debt	$5,297.0		$5,360.4
Cash and short-term investments	(298.5)		(305.5)
Net debt	4,998.5		5,054.9
Less European receivables securitization	191.8	(a)
Net debt excluding European receivables securitization	$4,806.7		$5,054.9

(a) Off balance sheet prior to December 2005, see discussion below.

Consolidated Debt and Cash Flows

The principal drivers behind the fourth quarter and full year reductions in net debt were as follows:

	$ Millions
	Three months	Twelve months
	ended 12/31/05	ended 12/31/05

Cash from operating activities	$253.7	$503.8
Additions to PP&E	(107.5)	(404.1)
Free Cash Flow	$146.2	$99.7

Divestitures	7.3	167.0
Acquisitions	(11.6)	(11.6)
Debt-related hedging activity	2.0	(98.0)
Convertible preferred dividends	(5.4)	(21.5)
Issuance of common stock and other	0.7	20.0
Cash effects on net debt	$139.2	$155.6
Exchange rate fluctuations	28.3	72.3
Decrease in carrying value of swapped debt	5.7	20.3
Decrease in net debt	$173.2	$248.2

The Company’s Consolidated Leverage Ratio (the debt-to-EBITDA ratio, as defined in the Company’s Senior Secured Credit Agreement) at December 31, 2005 was 3.82 to 1.00, compared with 4.13 to 1.00 at December 31, 2004.

During the fourth quarter of 2005, as disclosed during the Company’s November 15, 2005 Investor Day event, the Company expanded the capacity of its European accounts receivable securitization program from €200 million to €320 million to include operations in Italy and the United Kingdom. The accounts receivable securitization program provides lower costs of financing than traditional bank debt. The terms of this expansion resulted in a change in accounting for the program from off-balance sheet to on-balance sheet. The net impact was an increase, at December 31, 2005, in reported accounts receivable and consolidated debt of $191.8 million, respectively.

Reconciliation of Fourth Quarter 2004 Earnings to Fourth Quarter 2005

Earnings per share from continuing operations, excluding the items listed in Note (1), were $0.03 per share for the fourth quarter of 2005 compared with $0.24 per share for the fourth quarter of 2004.

The major factors contributing to the net $0.21 EPS decline were as follows:

		EPS
•	Price and product sales mix	$0.13
•	Unit sales volume	0.07
•	Partial exit of Australian plastics business	0.03
•	Non-recurrence of plastics plant shutdown costs	0.02
•	Energy cost inflation	(0.16)
•	Raw material and other inflation	(0.13)
•	Idled production to balance supply with demand	(0.11)
•	European integration costs	(0.04)
•	Divested units (Corsico and Castellar)	(0.02)
•	Currency translation rates	(0.01)
•	All other — net	0.01
		$(0.21)

Business Review

Glass Containers Segment — Improved Selling Prices and Volume Growth Offset by Cost Pressures and Selective Idling of Capacity to Reduce Inventories

Segment Operating Profit of $144.6 million in the fourth quarter of 2005 for the Glass Containers segment declined by $50.2 million, or 25.8%, from the fourth quarter of 2004. The principal factors contributing to the decline were as follows:

		$ Millions
•	Price and product sales mix	$24.9
•	Unit sales volume	13.3
•	Energy cost inflation	(31.3)
•	Raw material and other inflation	(24.3)
•	Idled production to balance supply with demand	(20.5)
•	European integration costs	(7.5)
•	Divested units (Corsico and Castellar)	(2.6)
•	Currency translation rates	(1.9)
•	All other — net	(0.3)
		$(50.2)

Plastics Packaging Segment — Partial Exit of Australian Plastics Business, Higher Selling Prices and Strong Volume Drove Earnings Growth

Segment Operating Profit for the fourth quarter of 2005 for the Plastics Packaging segment was $29.4 million, compared with $19.7 million in the fourth quarter of 2004. Included in the fourth quarter 2005 Segment Operating Profit were gains totaling approximately $6 million from the sale of one plant related to the partial exit from the Australian plastics business and a reduction of the accrued exit costs. On a full-year basis, net gains related to the partial exit of the Australian plastics business amounted to less than $4 million.

Higher selling prices and higher unit sales volumes offset inflationary cost increases and the negative impact of selective idling of production to balance capacity with demand.

The principal factors contributing to the $9.7 million increase in fourth quarter Operating Profit for the Plastics Packaging segment compared to the year ago quarter were as follows:

		$ Millions
•	Partial exit of Australian plastics business	$6.0
•	Non-recurrence of plastics plant shut down costs	3.7
•	Price and product sales mix	2.1
•	Unit sales volume	0.4
•	Energy cost inflation	(0.8)
•	Idled production to balance supply with demand	(0.8)
•	Raw material and other inflation	(0.6)
•	Currency translation rates	(0.3)
		$9.7

Capital Spending

Capital spending for the fourth quarter of 2005 totaled $107.5 million, compared with $168.2 million for the year ago quarter.  Capital spending for continuing operations for the full year 2005 totaled $404.1 million compared with $436.7 million in 2004.

Interest Expense

Interest expense in the fourth quarter of 2005 was $118.3 million versus $150.5 million in the fourth quarter of 2004. Included in interest expense for the fourth quarter of 2004 was $30.8 million for the write off of unamortized finance fees related to early extinguishment of debt with the proceeds from the blow-molded plastic container divestiture, as well as repurchase premiums related to the November 2004 refinancing of several debt obligations.  Excluding these refinancing charges, interest expense in the fourth quarter of 2004 was $119.7 million.

A reconciliation of interest expense for the fourth quarter 2004 to the fourth quarter 2005 is as follows:

$ Millions
Interest expense, fourth quarter 2004	$150.5
Write-off of finance fees and repurchase premiums	(30.8)
119.7
Reconciling items:
1. Lower rates on fixed rate debt	(4.4)
2. Higher rates on variable rate debt	3.8
3. Lower finance fee amortization	(0.8)
Total reconciling items	(1.4)
Interest expense, fourth quarter 2005	$118.3

Effective Tax Rate

Excluding the pretax and tax amounts of the items presented in Note 1, the Company’s effective tax rate in the fourth quarter of 2005 was 28.4%, compared with 23.4% for the fourth quarter of 2004.

Excluding the pretax and tax amounts of the items presented in Note 2, the Company’s effective tax rate for the full year 2005 was 29.9% compared with 26.9% for the full year 2004.  The higher 2005 effective tax rate is principally due to a change in the mix of earnings toward higher tax international jurisdictions, the recent tax legislation in Ohio and recognition of other discrete changes in deferred taxes during 2005.

Asbestos

Asbestos-related cash payments in the fourth quarter of 2005 were $35.9 million compared with $39.8 million in the fourth quarter of 2004, a reduction of $3.9 million, or 9.8%.  New filings during the quarter were 56% lower than the prior year quarter. As of December 31, 2005, the number of pending asbestos-related lawsuits and claims was approximately 32,000, compared with approximately 35,000 at December 31, 2004. The Company believes that a significant number of these cases have exposure dates after the Company’s 1958 exit from the business, for which the Company takes the position that it has no liability or are subject to dismissal because they were filed in improper forums. The Company anticipates that cash flows from operations and other sources will be sufficient to meet its asbestos-related obligations on a short-term and long-term basis. Deferred amounts payable totaled approximately $91 million at December 31, 2005, virtually unchanged from the amount at December 31, 2004. Asbestos cash payments for the full year 2005 were $171.1 million compared with $190.1 million for the full year 2004, representing a reduction of $19.0 million or 10.0%.

Full Year 2005 Results

The Company’s full year 2005 financial results, compared with the 2004 financial results were as follows:

	Full Year 2005		Full Year 2004
	$ Millions	EPS	$ Millions	EPS

Net Sales	$7,079.0		$6,128.4

Segment Operating Profit:
Glass Containers	$790.8		$759.6
Plastics Packaging	127.2		115.0
Eliminations and other	(89.4)		(102.2)

Net earnings (loss)	$(558.6)	$(3.85)	$235.5	$1.43

Earnings (loss)from continuing operations	(621.6)	(4.26)	171.5	1.00

Earnings from continuing oper. exclusive of items listed in Note (2)	229.3	1.36	218.0	1.31

Free Cash Flow from continuing operations	$99.7		$108.0

Outlook — Price Increases, Productivity, and Execution of Strategic Initiatives Expected to Counter 2006 Inflationary Cost Pressures

“We continue to believe that we have effective strategies in place to counter what we expect to be significant inflationary cost pressures in 2006.  Although we expect prices will increase meaningfully in 2006,  we must also successfully execute against our core priorities: European integration, procurement, supply chain, cash flow and debt reduction, combined with modest revenue growth.  As shown by our successful cash performance in 2005, we will continue to have a bias toward cash.  We believe that we are on track in our transformation agenda and look forward to updating investors on our progress in the year ahead,” said McCracken.

Critical Accounting Estimates

The Company recorded three non-cash charges in the fourth quarter of 2005 related to Critical Accounting Estimates disclosed in its Form 10-K for the year ended December 31, 2004 and Forms 10-Q for the first three quarterly reporting periods in 2005.

Asbestos

The Company conducted its annual comprehensive review of its asbestos-related liabilities and costs in connection with finalizing and reporting its results for the full year 2005. As a result of that review, the Company recorded a non-cash charge of $135.0 million to increase the accrual for future asbestos-related costs.  In 2004, the Company increased its accrual for future asbestos-related costs by $152.6 million. As of December 31, 2005, the Company’s accrual for future asbestos-related costs is $730.1 million of which $158.0 million is classified as a current liability.

Goodwill

As required by FAS No. 142, “Goodwill and Other Intangibles,” the Company evaluates goodwill annually for impairment. During the fourth quarter of 2005, the Company completed its annual impairment test of goodwill using business enterprise values.  As a result of that review, the Company recorded a non-cash charge of $494.0 million to write down a portion of the goodwill in its Asia Pacific Glass business unit. The primary reason for the decline in business enterprise value is lower projected cash flows caused by competitive pricing pressures in the Company’s Australian glass operations.

Deferred Tax Assets

In accordance with FAS No. 109, “Accounting for Income Taxes,” the Company recorded a non-cash charge of $306.6 million in the fourth quarter of 2005 to increase the valuation allowance against its accumulated net deferred tax assets in the United States.  The Company had recorded net deferred tax assets related principally to asbestos charges and net operating losses in recent years.  The amount of valuation allowance required under the provisions of FAS No. 109 is dependent upon projected near-term U.S. profitability including the effects of tax planning.  During the fourth quarter of 2005, the Company determined that an additional valuation allowance was necessary because of the near-term effects on U.S. profitability of continued asbestos-related payments, significant interest expense, rising energy costs and other cost increases.

As a result of not being able to provide a tax benefit on its U.S. losses, the Company expects that its global effective tax rate will be in the range of 38% to 40% for 2006.  The Company believes that its global cash tax payments in 2006 should remain within prior year levels of $125 million to $135 million.

Note (1)

	Three months ended December 31
	2005	2004
Loss from continuing operations	$(5.86)	$(0.25)

Asbestos-related charges and items that management considers not representativeof ongoing operations, consistent with Segment Operating Profit:
1. Asbestos-related charges	0.57	0.56
2. Goodwill impairment	3.26
3. Note repurchase premiums and write-off of finance fees		0.13
4. Deferred tax valuation allowance	2.02
5. Loss from mark to market effect of natural gas hedge contracts *	0.04	0.07
6. Restructuring of a life insurance program		0.04
7. Australian tax consolidation		(0.22)
8. Italian specialty glass restructuring		(0.09)
Earnings from continuing operations before asbestos and items that management considers not representative of ongoing operations	$0.03	$0.24

Note (2)

	Twelve months ended December 31
	2005	2004
Loss from continuing operations	$(4.26)	$1.00
Dilutive effect of options and other	(0.01)	0.01

Asbestos-related charges and items that management considers not representative of ongoing operations, consistent with Segment Operating Profit:
1. Asbestos-related charges	0.57	0.56
2. Goodwill impairment	3.26
3. Deferred tax valuation allowance	2.02
4. Gain on sale of Corsico, Italy glass plant	(0.18)
5. Reversal of accrual for potential tax liabilities related to a previous divestiture	(0.03)
6. Note repurchase premiums and write-off of finance fees		0.13
7. Restructuring of a life insurance program		0.04
8. Australian tax consolidation		(0.22)
9. Gain on sale of Harlow warehouse		(0.10)
10. Italian specialty glass restructuring		(0.09)
11. Gain from mark to market effect of natural gas hedge contracts *	(0.01)	(0.02)
Earnings from continuing operations before asbestos and items that management considers not representative of ongoing operations	$1.36	$1.31

Other items affecting earnings:
1. Reduction of accruals for self-insured risks	$(0.04)
2. Reduction of tax provision to recognize changes in deferred taxes at several international locations	(0.03)
3. Favorable depreciation adjustment in connection with finalizing the fair values of the BSN Glasspack acquisition related to 2004	(0.04)
4. Additional tax charge related to the phase out of Ohio corporate income tax and its replacement with a gross receipts tax	0.05
5. Reduction of gross profit related to the step-up of BSN finished goods inventory, net of statutory tax rates		0.12
	$1.30	$1.43

*  During the first quarter of 2005, the Company completed the documentation and re-designation of its natural gas hedge contracts and began to apply special hedge accounting as of April 1, 2005.  Fluctuations in the unrealized value of natural gas hedge contracts during 2004 and the first quarter of 2005 were reported in results of operations as non-cash gains.  After April 1, 2005, fluctuations in unrealized value will be reported as changes in the Other Comprehensive

Income component of share owners’ equity.  Therefore, the $33.3 million aggregate mark to market value of the contracts recorded as gains during 2004 and the first quarter of 2005 will result in reported energy costs that are in excess of net cash costs during the remaining terms of contracts that existed at April 1, 2005.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Company Profile

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and South America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs nearly 30,000 people and has 100 manufacturing facilities in 23 countries.  In 2005, annual revenues were $7.2 billion.  For more information, visit http://www.o-i.com.

Conference Call

As announced previously, a conference call to discuss the Company’s latest results will be held Thursday, February 2, 2006, at 8:30 a.m., Eastern Time.  A live webcast and a replay of the conference call will be available on the Internet at the O-I Web site
(www.o-i.com). The conference call also may be accessed by dialing +1 888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on February 2.  Ask for the O-I conference call.  A replay of the call will be available from approximately 11:30 a.m. (Eastern Time) on February 2 through 11:59 p.m. on Friday, February 10.  In addition to the O-I Web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International).  The conference ID number to access the replay is 4379068.

Additional information

Certain additional information regarding fourth quarter sales, Segment Operating Profit and EPS comparisons to prior year is available at the O-I web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

CONTACT:   O-I, Kelley Yoder, 419-247-1388

Copies of O-I news releases are available at the O-I Web site at http://www.o-i.com; or at http://www.prnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Revenues:
Net sales	$1,755.5	$1,725.7	$7,079.0	$6,128.4
Royalties and net technical assistance	4.1	6.1	16.9	21.1
Equity earnings	4.7	5.6	22.6	27.8
Interest	3.7	5.1	16.6	15.3
Other (b)	15.0	36.0	54.6	70.8
	1,783.0	1,778.5	7,189.7	6,263.4
Costs and expenses:
Manufacturing, shipping, and delivery (c)	1,482.6	1,396.2	5,719.5	4,918.4
Research and development	10.8	7.2	29.8	25.4
Engineering	6.7	7.7	35.6	33.6
Selling and administrative (d)	129.9	141.9	488.1	402.3
Interest (e)	118.3	150.5	466.7	474.9
Other (f)	643.2	181.1	668.6	198.5
	2,391.5	1,884.6	7,408.3	6,053.1

Earnings (loss) from continuing operations before items below	(608.5)	(106.1)	(218.6)	210.3

Provision (credit) for income taxes (g)	262.5	(84.1)	367.1	5.9

Minority share owners’ interests in earnings of subsidiaries	10.9	10.7	35.9	32.9

Earnings (loss) from continuing operations	(881.9)	(32.7)	(621.6)	171.5

Net earnings of discontinued operations (h)		54.4	63.0	64.0
Net earnings (loss)	$(881.9)	$21.7	$(558.6)	$235.5

Earnings (loss) from continuing operations	$(881.9)	$(32.7)	$(621.6)	$171.5

Less convertible preferred stock dividends	(5.4)	(5.4)	(21.5)	(21.5)
Available to common share owners	$(887.3)	$(38.1)	$(643.1)	$150.0

Basic earnings per share of common stock:

Earnings (loss) from continuing operations	$(5.86)	$(0.26)	$(4.26)	$1.01
Net earnings of discontinued operations		0.36	0.41	0.44
Net earnings (loss)	$(5.86)	$0.10	$(3.85)	$1.45

Weighted average shares outstanding (000s)	151,459	149,057	150,910	147,963

Diluted earnings per share of common stock (i):

Earnings (loss) from continuing operations	$(5.86)	$(0.25)	$(4.26)	$1.00
Net earnings of discontinued operations		0.36	0.41	0.43
Net earnings (loss)	$(5.86)	$0.11	$(3.85)	$1.43

Diluted average shares (000s)	151,459	151,311	150,910	149,680

(a)               Amounts for 2005 include the results of BSN Glasspack which was acquired in June 2004.  Amounts for 2004 include the results of BSN Glasspack from June 21, 2004 through December 31, 2004.

(b)              Amount for the year ended December 31, 2005 includes a first quarter gain of $28.1 million (pretax and after tax) from the sale of the Company’s glass container facility in Corsico, Italy. The effect of this adjustment is an increase in earnings per share of $0.18.  The sale of the Company’s glass container facility in Castellar, Spain did not result in a gain;  the carrying value allocated to that facility, as part of the BSN acquisition, was adjusted to equal the sales proceeds.

                             Amount for the year ended December 31, 2004 includes a second quarter gain of $20.6 million ($14.5 million after tax) for the sale of certain real property.  The aftertax effect of this gain is an increase in earnings per share of $0.10.

                             Amount for the three months and year ended December 31, 2004 includes a gain of $31.0 million ($13.1 million after tax) for a restructing in the Italian Specialty Glass business. The aftertax effect of this gain is an increase in earnings per share of $0.09.

(c)               Amount for three months ended December 31, 2005 includes a loss of $9.4 million ($5.8 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.04.

                             Amount for three months ended December 31, 2004 includes a loss of $16.2 million ($10.6 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is an decrease in earnings per share of $0.07.

                             Amount for the year ended December 31, 2005 includes a gain of $3.8 million ($2.3 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this gain is an increase in earnings per share of $0.01.

                             Amount for the year ended December 31, 2004 includes a gain of $4.9 million ($3.2 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this gain is an increase in earnings per share of $0.02.

(d)              Amount for the three months and year ended December 31, 2004 includes a charge of $6.4 million ($5.4 million after tax) for restructuring a life insurance program in order to comply with recent statutory and tax regulation changes. The after tax effect of this charge is a reduction in earnings per share of $0.04.

(e)               Amount for the three months and year ended December 31, 2004  includes charges of $28.0 million ($18.3 million after tax) for note repurchase premiums and a charge of $2.8 million ($1.8 million after tax) for the write-off of finance fees related to debt that was repaid prior to its maturity.  The aftertax effect of these charges is a reduction in earnings per share of $0.13.

(f)                 Amount for the three months and year ended December 31, 2005 includes a charge of $135.0 million ($86.0 million after tax) to increase the reserve for estimated future asbestos-related costs. The after tax effect of this charge is a reduction in earnings per share of $0.57.

                             Amount for the three months and year ended December 31, 2005 includes a charge of $494.0 million to write down goodwill in the Asia-Pacific Glass unit. The after tax effect of this charge is a reduction in earnings per share of $3.26.

                             Amount for the three months and year ended December 31, 2004 includes a charge of $152.6 million ($84.9 million after tax) to increase the reserve for estimated future asbestos-related costs. The after tax effect of this charge is a reduction in earnings per share of $0.56.

(g)              Amount for the three months and year ended December 31, 2005 includes a charge of $306.6 to record a valuation allowance related to accumulated deferred tax assets in the U.S.  The effect of this charge is a reduction in earnings per share of $2.02.

                             Amount for the year ended December 31, 2005 includes a third quarter benefit of $5.3 million from the reversal of an accrual for potential tax liabilities related to a previous divestiture.  The accrual is no longer required based on the Company’s reassessment of the potential liabilities.  The effect of this benefit is an increase in earnings per share of $0.03.

                             Amount for the three months and year ended December 31, 2004 includes a benefit of $33.1 million for a tax consolidation in the Australian glass business. The aftertax effect of this benefit is an increase in earnings per share of $0.22.

(h)              Amount for the year ended December 31, 2005 consists principally of a third quarter benefit from the reversal of an accrual for potential tax liabilities related to a previous divestiture.  The accrual is no longer required based on the Company’s reassessment of the potential liabilities.

                             Amount for the year ended December 31, 2004 includes amounts related to the Company’s plastic blow-molded container business which was sold in October of 2004.

(i)                  Diluted earnings per share of common stock are equal to basic earnings per share of common stock for 2005 due to the net loss.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Cash flows from operating activities:
Earnings from continuing operations	$(881.9)	$(32.7)	$(621.6)	$171.5
Non-cash charges (credits):
Depreciation	120.7	116.8	480.2	436.0
Amortization of intangibles and other deferred items	7.9	6.2	27.8	23.8
Amortization of finance fees	3.8	4.8	16.0	15.0
Impairment of goodwill	494.0		494.0
Deferred tax valuation reserve	306.6		306.6
Future asbestos-related costs	135.0	152.6	135.0	152.6
Gain on sale of certain real property		(31.0)	(28.1)	(51.6)
Mark to market effect of natural gas hedge contracts	9.4	16.2	(3.8)	(4.9)
Other	(40.7)	(115.1)	(51.0)	(153.1)
Change in non-current operating assets	(30.8)	8.1	(29.0)	(9.8)
Asbestos-related payments	(35.9)	(39.8)	(171.1)	(190.1)
Change in non-current liabilities	(4.8)	(13.4)	(69.5)	(25.6)
Change in components of working capital	170.4	89.9	18.3	180.9
Cash provided by continuing operating activities	253.7	162.6	503.8	544.7
Cash provided by (utilized in) discontinued operating activities		(30.2)		65.2
Cash provided by total operating activities	253.7	132.4	503.8	609.9
Cash flows from investing activities:
Additions to property, plant, and equipment — continuing	(107.5)	(168.2)	(404.1)	(436.7)
Additions to property, plant, and equipment — discontinued				(25.1)
Acquisitions, net of cash acquired	(11.6)		(11.6)	(630.3)
Net cash proceeds from divestitures and asset sales	7.3	1,330.0	167.0	1,430.9
Cash provided by (utilized in) investing activities	(111.8)	1,161.8	(248.7)	338.8
Cash flows from financing activities:
Additions to long-term debt	44.5	761.1	555.1	2,125.1
Repayments of long-term debt	(93.8)	(2,035.1)	(740.3)	(2,885.4)
Increase (decrease) in short-term loans	(31.9)	(11.9)	11.6	(23.2)
Net payments for debt-related hedging activity	2.0	2.6	(98.0)	(25.9)
Payment of finance fees		(14.3)	(1.0)	(34.4)
Convertible preferred stock dividends	(5.4)	(5.4)	(21.5)	(21.5)
Issuance of common stock and other	0.7	13.2	21.0	27.4
Cash utilized in financing activities	(83.9)	(1,289.8)	(273.1)	(837.9)
Effect of exchange rate fluctuations on cash	(1.7)	11.4	(13.3)	3.7
Increase (decrease) in cash	56.3	15.8	(31.3)	114.5
Cash at beginning of period	190.3	262.1	277.9	163.4
Cash at end of period	$246.6	$277.9	$246.6	$277.9

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Dec. 31, 2005	Dec. 31, 2004
Assets
Current assets:
Cash, including time deposits	$246.6	$277.9
Short-term investments, at cost which approximates market	51.9	27.6
Receivables, less allowances for losses and discounts	1,006.2	821.3
Inventories	940.4	1,117.7
Prepaid expenses	37.2	156.3
Total current assets	2,282.3	2,400.8

Investments and other assets:
Equity investments	114.9	117.1
Repair parts inventories	170.3	192.2
Prepaid pension	988.1	962.5
Deposits, receivables, and other assets	444.5	557.3
Goodwill	2,369.2	3,009.1
Total other assets	4,087.0	4,838.2

Property, plant, and equipment, at cost	6,146.0	6,256.3
Less accumulated depreciation	2,993.5	2,758.6
Net property, plant, and equipment	3,152.5	3,497.7
Total assets	$9,521.8	$10,736.7

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$278.3	$192.5
Current portion of asbestos-related liabilities	158.0	170.0
Accounts payable	843.0	857.8
Other liabilities	542.6	686.2
Total current liabilities	1,821.9	1,906.5

Long-term debt	5,018.7	5,167.9
Deferred taxes	186.0	183.3
Nonpension postretirement benefits	277.1	285.6
Other liabilities	740.6	883.3
Asbestos-related liabilities	572.1	596.2
Minority share owners’ interests	181.5	169.6
Share owners’ equity:
Convertible preferred stock	452.5	452.5
Common stock	1.7	1.6
Capital in excess of par value	2,297.0	2,261.1
Treasury stock, at cost	(236.0)	(241.3)
Retained deficit	(1,555.4)	(975.3)
Accumulated other comprehensive income (loss)	(235.9)	45.7
Total share owners’ equity	723.9	1,544.3
Total liabilities and share owners’ equity	$9,521.8	$10,736.7

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data (a)

(Dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Selected Segment Information

Net sales:
Glass Containers	$1,558.3	$1,540.0	$6,266.9	$5,366.1
Plastics Packaging	197.2	185.7	812.1	762.3
Consolidated net sales	$1,755.5	$1,725.7	$7,079.0	$6,128.4

Product Segment Operating Profit (b):
Glass Containers (c)(d)	$144.6	$194.8	$790.8	$759.6
Plastics Packaging	29.4	19.7	127.2	115.0
	174.0	214.5	918.0	874.6
Eliminations and other retained items (e)	(29.5)	(31.0)	(89.4)	(102.2)
Segment Operating Profit	144.5	183.5	828.6	772.4
Charge for asbestos-related costs	(135.0)	(152.6)	(135.0)	(152.6)
Impairment of goodwill in the Asia-Pacific Glass unit	(494.0)		(494.0)
Sale of the Corsico, Italy glass container facility			28.1
Mark to market effect of natural gas hedge contracts	(9.4)	(16.2)	3.8	4.9
Italian Specialty Glass gain		31.0		31.0
Restructuring of a life insurance program		(6.4)		(6.4)
Gain on the sale of certain real property				20.6

Consolidated Operating Profit	(493.9)	39.3	231.5	669.9
Interest income	3.7	5.1	16.6	15.3
Interest expense	(118.3)	(150.5)	(466.7)	(474.9)
Provision for income taxes	(262.5)	84.1	(367.1)	(5.9)
Minority share owner’s interests in earnings of subsidiaries	(10.9)	(10.7)	(35.9)	(32.9)
Earnings (loss) from continuing operations	$(881.9)	$(32.7)	$(621.6)	$171.5

(a)               Amounts for 2005 include the results of BSN Glasspack which was acquired in June 2004.  Amounts for the year ended December 31, 2004 include the results of BSN Glasspack from June 21, 2004 through December 31, 2004.

(b)              Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

                             The Company presents Operating Profit because management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is net earnings (continuing operations).  The Company presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

                             A reconciliation from Segment Operating Profit to Consolidated Operating Profit to net earnings is included in the tables above.

(c)               Excludes a loss of $9.4 million and a gain of $3.8 million for the three months and year ended December 31, 2005, respectively, from the mark to market effect of natural gas hedge contracts. Excludes a loss of $16.2 million and a gain of $4.9 million for the three months and year ended December 31, 2004, respectively, from the mark to market effect of natural gas hedge contracts.

(d)              Amount for the three months and year ended December 31, 2005 excludes a charge of $494.0 million to write down goodwill in the Asia-Pacific Glass unit.

                             Amount for the year ended December 31, 2005 excludes a gain of $28.1 million for the sale of the Company’s glass container facility in Corsico, Italy.

                             Amount for the three months and year ended December 31, 2004 excludes a gain of $31.0 million for a restructing in the Italian Specialty Glass business.

                             Amount for the year ended December 31, 2004 excludes a gain of $20.6 million fof the sale of certain real property

(e)               Amount fo r the three months and year ended December 31, 2005 excluses a charge of $35.0 million to increase the reserve for estimated future asbestos-related costs.

                             Amount for the three months and year ended December 31, 2004 excludes a charge of $6.4 million for restructuring a life insurance program in order to comply with recent statutory and tax regulation changes.

                             Amount for the three months and year ended December 31, 2004 excludes a charge of $152.6 million to increase the reserve for estimated future asbestos-related costs.